Exhibit 99.1

                  Schnitzer Steel Announces a 94% Increase in
                      Its Fiscal Second Quarter Net Income

    PORTLAND, Ore.--(BUSINESS WIRE)--April 6, 2005--Schnitzer Steel Industries, Inc. (Nasdaq:SCHN) today reported net income of $36.0 million or $1.15 per diluted share on revenues of $215.7 million for its fiscal 2005 second quarter that ended February 28, 2005. In comparison, the Company reported net income of $18.5 million or $0.60 per diluted share on revenues of $161.6 million for the second quarter of fiscal 2004.
    For the first six months of fiscal 2005, Schnitzer Steel reported net income of $78.9 million or $2.53 per diluted share on revenues of $414.7 million. These amounts compare to net income of $30.7 million or $0.99 per diluted share on revenues of $290.0 million that were reported during the first half of fiscal 2004.
    "Schnitzer Steel continued to report excellent profits and shareholder returns during the second quarter of fiscal 2005," said Robert W. Philip, Chairman and Chief Executive Officer. "The Company's strong financial results came from all three of its primary business segments. The most significant improvement came from our businesses that process and sell recycled ferrous and nonferrous metals. These businesses continue to benefit from excellent industry fundamentals as well as from strategic coastal locations that give us the ability to efficiently access both domestic and export markets. Our second quarter results were also supported by our Steel Manufacturing and Auto Parts Businesses that produced good operating income, despite normal seasonal declines in demand. Overall, the Company remains optimistic about the outlook for our businesses."

    Metals Recycling Business

    The Company's wholly-owned Metals Recycling Business' second quarter 2005 operating income was $39.5 million compared to $13.2 million in the second quarter of fiscal 2004. The improved operating margin resulted from significantly higher ferrous selling prices that averaged a record $240 per ton in the most recent quarter, which was $82 per ton or 52% above last year's second quarter and $4 per ton higher than the first quarter of fiscal 2005. The benefits from the higher average selling prices were reduced in part by lower sales volumes and higher costs incurred to purchase unprocessed metal coupled with a 17% increase in ocean freight costs. Second quarter 2005 sales volumes were 5% lower than the volume sold in last year's second fiscal quarter, which was principally caused by normal variations in the timing of when export orders are received and ultimately shipped.

    Joint Venture Businesses

    Second quarter 2005 operating income from joint venture businesses was $16.2 million, compared to $8.7 million reported for last year's second quarter. The increase in operating profit was principally caused by higher average selling prices and an increase in the quarterly ferrous metal sales volumes. The Joint Venture Business' average selling prices rose at rates similar to the Company's wholly-owned Metals Recycling Business and were affected by similar industry trends. Ferrous sales volumes for the processing joint ventures increased 27% during the second quarter of fiscal 2005 as compared to the same period in fiscal 2004. This volume growth was driven by the combination of increased raw material intake and the timing of when export orders are received and shipped. The higher average selling prices and sales volumes were mitigated in part by significant increases in the amounts paid to procure unprocessed metal.

    Auto Parts Business

    During the second quarter of fiscal 2005, the Auto Parts Business reported operating income of $7.2 million representing an increase of 42% over the second quarter of fiscal 2004. The earnings growth was driven in part by the acquisition of seven new stores since the end of the second quarter of last year, which represents a 30% increase. In addition, four of these new stores were acquired in mid-January 2005 and thus, their full quarterly benefit was not reflected in the recent quarter's results. Operating margins also improved due to increases in same stores' wholesale revenues and to a lesser extent increases in retail sales. The growth in wholesale revenues was due primarily to the rise in prices for recycled metals. The higher revenues were offset in part by the continuing increase in the cost to procure inventory, which was principally driven by the rise in recycled metals prices. Second quarter 2005 administrative expenses ran modestly ahead of last year's run rate due to improvements in the business' infrastructure to support the Company's strategic growth plans.

    Steel Manufacturing Business

    The Steel Manufacturing Business reported operating income of $5.4 million in the second quarter of fiscal 2005, compared to $2.7 million reported for last year's second quarter. The higher operating profit was the result of higher average selling prices. Prices averaged $517 per ton during the most recent quarter, which was 47% higher than the 2004 second fiscal quarter and was primarily the result of strong world wide consumption of finished steel products. Selling prices for finished steel declined 3% on average from the first quarter of fiscal 2005, which was principally caused by a change in product mix coupled with a slight decline in market selling prices.
    Sales volumes normally decline to their lowest levels during the Company's second fiscal quarter of each year due to adverse weather conditions that slow demand. In addition, as noted in the Company's first quarter 2005 earnings release, certain customers who fabricate and distribute finished steel began reducing purchases of inventory in an effort to reduce their inventories built throughout most of fiscal 2004. As anticipated, second quarter 2005 sales volumes were lower than the Company's normal seasonal levels due to the continued rebalancing of inventories by distributors and fabricators; however, we understand consumption remained strong. Sales volumes amounted to 125,000 tons during the second quarter of fiscal 2005, which compare to an unusually high rate of 162,000 tons sold during last year's second fiscal quarter. Since the end of the second fiscal quarter, the Company has experienced strong demand for its finished steel products and it currently anticipates sales volumes for the 2005 third fiscal quarter to approximate the levels achieved in last year's third quarter.
    As previously announced, the Company's steel mill successfully completed the installation of a new electric arc furnace in December 2004. It is anticipated that the new furnace will improve productivity of the mill as well as reduce operating costs, including the consumption of electricity. To date, the new furnace is performing well and exceeding productivity expectations. The Company estimates the temporary shut-down and start-up costs of the new furnace reduced its fiscal second quarter 2005 operating income by approximately $5.0 million.

    Environmental Matters

    During the second quarter of fiscal 2005, the Company recorded an environmental charge for additional estimated costs related to the ongoing remediation of the head of the Hylebos Waterway adjacent to the Company's Tacoma, Washington metals processing facility. An estimate of this liability was initially recognized as part of the 1995 acquisition of the Tacoma facility. The cost estimate was based on the assumption that dredge removal of contaminated sediments would be accomplished within one dredge season during July 2004 -- February 2005. However, due to a variety of factors, including equipment failures, dredge contractor operational issues and other dredge related delays, the dredging was not completed during the first dredge season. As a result, the Company increased its environmental accrual by $7.7 million related to this project primarily to account for additional estimated costs to complete this work during a second dredging season. The Company has asserted a claim for relief from the dredge contractor for a significant portion of the increased costs, and is currently engaged in mediation of this dispute. However, generally accepted accounting principles do not allow the Company to recognize the benefits of any such relief until receipt is assured.

    Third Quarter 2005 Outlook

    Recycled metals markets continue to experience significant price volatility; however, consumption remains strong. Based upon the Company's wholly-owned Metals Recycling Businesses' current order backlog, contracted average selling prices that are expected to be shipped in the third quarter of fiscal 2005 are anticipated to be slightly lower than the amounts reported in its second fiscal quarter of fiscal 2005. The Metals Recycling Business' third quarter 2005 ferrous sales volume is anticipated to be in the 430,000 to 475,000 ton range. Ocean freight rates remain high from a historical context and are expected to approximate second quarter 2005 levels. The cost of unprocessed ferrous metal also remains very competitive and volatile, which may adversely impact third quarter 2005 margins.
    The joint venture processors in the metals recycling business are expected to experience similar market trends as the Company's wholly-owned Metals Recycling Business; however, their financial results may vary depending on geographical locations, competition and other factors. The joint venture businesses located on the Northeastern seaboard of the United States experienced unusually harsh and prolonged winter weather over the last few months, which reduced the inbound flow of recycled metal into the processing facilities. The reduced flow is anticipated to reduce third quarter sales volumes.
    The Auto Parts Business generally experiences one of its strongest periods for retail demand during the Company's third fiscal quarter due to improving weather conditions allowing customers greater access to parts inventory. The Auto Parts Business continues to experience increasing costs to procure inventory due to rising ferrous metal prices. This trend is expected to continue into the third quarter of fiscal 2005 and may impact margins.
    The Steel Manufacturing Business's sales volumes have been abnormally low over the last two fiscal quarters as its customers, steel distributors and fabricators, reduced their inventories. During this time, we understand end user consumption remained good. As mentioned earlier, sales volumes during the first month of the Company's third fiscal quarter rebounded and are strong today. It is anticipated that third quarter 2005 sales volumes will approximate last year's third quarter levels. Third quarter 2005 average sales prices are anticipated to approximate the average prices realized during the second quarter. Steel conversion costs are expected to decline in the third quarter as production levels improve over the second quarter; however, rising alloy, refractory and electrode costs are expected to partially reduce the benefits received from the increased productivity.
    The Company's effective third quarter tax rate is expected to approximate 35%.
    The Company estimates its third quarter 2005 operating income to be in the $46 million to $53 million range. This amount compares to operating income of $67.3 million reported for the third quarter of fiscal 2004.
    Over the last few years, the Company has provided in its quarterly earnings press release a range of its estimated operating income for the next quarter to assist the public in understanding its business trends. The Company recently assessed this practice in consultations with its financial and legal advisers, reviewed reporting trends of other publicly traded companies, and determined that it will no longer provide quantitative earnings guidance beginning with future earnings releases. It will however, continue to provide qualitative guidance in future earnings press releases.

    Second Quarter 2005 Conference Call

    In conjunction with this release, Schnitzer Steel invites you to listen to its conference call that will be broadcast over the Internet today, April 6, 2005, at 11:30 a.m. EDT with Robert W. Philip, Chairman and Chief Executive Officer and Barry A. Rosen, Vice President -- Finance and Chief Financial Officer. The call is being webcast by CCBN and can be accessed on Schnitzer Steel's web site at www.schnitzersteel.com.

    Schnitzer Steel Industries, Inc. is one of the nation's largest recyclers of ferrous metals, a leading self-service used auto parts retailer with 30 locations in the U.S. and Canada, and manufacturer of finished steel products. The Company, with its joint venture partners, processes approximately 5.4 million tons of recycled ferrous metals per year as well as brokers nearly 3.0 million tons through various brokerage arrangements. In addition, the Company's steel mill has an annual production capacity of approximately 700,000 tons of finished steel products. The Company and its joint venture partners operate primarily along the West Coast and Northeastern seaboard of the United States.

    This news release, particularly the "Outlook" section, contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. One can generally identify these forward-looking statements because they contain "expect", "believe", "anticipate", "estimate" and other words that convey a similar meaning. One can also identify these statements as statements that do not relate strictly to historical or current facts. Examples of factors affecting both Schnitzer Steel Industries, Inc.'s consolidated operations and its joint ventures (the Company) that could cause actual results to differ materially from current expectations are the following: volatile supply and demand conditions affecting prices and volumes in the markets for both the Company's products and raw materials it purchases; world economic conditions; world political conditions; changes in federal and state income tax laws; impact of pending or new laws and regulations regarding imports and exports into the United States and other foreign countries; foreign currency fluctuations; competition; seasonality, including weather; energy supplies; freight rates; the unpredictability of joint venture operating results and the possible changes in relationships with joint venture partners; the inability to complete expected large scrap export shipments in the current quarter; consequences of the pending investigation by the Company's audit committee into Far East payment practices; business integration issues relating to acquisitions of businesses; and business disruptions resulting from installation or replacement of major capital assets, all as discussed in more detail under the heading "Factors That Could Affect Future Results" in the Company's most recent annual report on Form 10-K or quarterly report on Form 10-Q. One should understand that it is not possible to predict or identify all factors that could cause actual results to differ from the Company's forward-looking statements. Consequently, the reader should not consider any such list to be a complete statement of all potential risks or uncertainties. The Company does not assume any obligation to update any forward-looking statement.
    For more information about Schnitzer Steel Industries, Inc. go to www.schnitzersteel.com.


                   SCHNITZER STEEL INDUSTRIES, INC.
                         FINANCIAL HIGHLIGHTS
               (in thousands, except per share amounts)
                             (Unaudited)

                                 For the Three        For the Six
                                   Months Ended       Months Ended
                               ------------------- -------------------
                               Feb. 28,  Feb. 29,  Feb. 28,  Feb. 29,
                                 2005      2004      2005      2004
                               --------- --------- --------- ---------
REVENUES:

Metals Recycling Business:
  Ferrous sales                $133,647  $ 95,545  $260,479  $161,439
  Nonferrous sales               16,943    12,078    32,597    24,487
  Other sales                     1,490     1,704     3,536     3,003
                               --------- --------- --------- ---------
    Total sales                 152,080   109,327   296,612   188,929

Auto Parts Business              24,448    17,245    47,834    34,905
Steel Manufacturing Business     66,820    59,861   136,842   113,080
Intercompany sales
 eliminations                   (27,602)  (24,830)  (66,581)  (46,935)
                               --------- --------- --------- ---------
    Total                      $215,746  $161,603  $414,707  $289,979
                               ========= ========= ========= =========

INCOME (LOSS) FROM OPERATIONS:

Metals Recycling Business      $ 39,481  $ 13,162  $ 73,769  $ 23,085
Auto Parts Business               7,245     5,094    14,591    10,983
Steel Manufacturing Business      5,358     2,691    18,118     2,549
Joint ventures                   16,205     8,684    36,669    14,621
Corporate expense                (5,008)   (3,018)   (8,599)   (5,664)
Intercompany eliminations           739    (2,396)   (2,424)   (3,252)
Environmental matter             (7,725)        -    (8,225)        -
                               --------- --------- --------- ---------
    Total                      $ 56,295  $ 24,217  $123,899  $ 42,322
                               ========= ========= ========= =========

NET INCOME                     $ 35,981  $ 18,549  $ 78,917  $ 30,726
                               ========= ========= ========= =========
BASIC EARNINGS PER SHARE       $   1.18  $   0.62  $   2.60  $   1.03
                               ========= ========= ========= =========
DILUTED EARNINGS PER SHARE     $   1.15  $   0.60  $   2.53  $   0.99
                               ========= ========= ========= =========
SHARE INFORMATION (THOUSANDS):
   Basic shares outstanding      30,422    30,021    30,386    29,800
                               ========= ========= ========= =========
   Diluted shares outstanding    31,195    31,104    31,170    31,045
                               ========= ========= ========= =========


                   SCHNITZER STEEL INDUSTRIES, INC.
                   CONSOLIDATED STATEMENT OF INCOME
               (in thousands, except per share amounts)
                             (Unaudited)

                                 For the Three        For the Six
                                   Months Ended       Months Ended
                               ------------------- -------------------
                               Feb. 28,  Feb. 29,  Feb. 28,  Feb. 29,
                                 2005      2004      2005      2004
                               --------- --------- --------- ---------
Revenues                       $215,746  $161,603  $414,707  $289,979
                               --------- --------- --------- ---------

Cost of goods sold              154,523   135,631   293,478   242,329
Selling                           1,392     1,106     3,099     2,384
General and administrative       12,016     9,333    22,675    17,565
Environmental matter              7,725         -     8,225         -
                               --------- --------- --------- ---------
Income from wholly-owned
 operations                      40,090    15,533    87,230    27,701
Operating income from joint
 ventures                        16,205     8,684    36,669    14,621
                               --------- --------- --------- ---------
Operating income                 56,295    24,217   123,899    42,322

Other income (expense):
  Interest expense                 (346)     (486)     (630)     (926)
  Other income (expense), net        86       (50)     (360)      154
                               --------- --------- --------- ---------
                                   (260)     (536)     (990)     (772)
                               --------- --------- --------- ---------
Income before income taxes and
 minority interests              56,035    23,681   122,909    41,550
Income tax provision            (19,500)   (4,582)  (42,772)   (9,764)
                               --------- --------- --------- ---------
Income before minority
 interests                       36,535    19,099    80,137    31,786
Minority interests, net of tax     (554)     (550)   (1,220)   (1,060)
                               --------- --------- --------- ---------
Net income                     $ 35,981  $ 18,549  $ 78,917  $ 30,726
                               ========= ========= ========= =========
Basic earnings per share       $   1.18  $   0.62  $   2.60  $   1.03
                               ========= ========= ========= =========
Diluted earnings per share     $   1.15  $   0.60  $   2.53  $   0.99
                               ========= ========= ========= =========


                   Schnitzer Steel Industries, Inc.
                    Selected Operating Statistics
                             (Unaudited)

                                    Q1 FY05     Q2 FY05      FY05
                                  ----------- ----------- -----------
Metals Recycling Business
 Ferrous Recycled Metal Sales
  Prices ($/LT)
   Domestic                       $      221  $      220  $      221
   Export                         $      245  $      247  $      246
   Average                        $      236  $      240  $      238

 Ferrous Sales Volume (LT)
   Domestic Processed(a)             133,687      98,900     232,587
   Domestic Brokered(a)               42,276      20,573      62,849
   Export                            294,900     356,607     651,507
                                   ----------  ----------  ----------
     Total(a)                        470,863     476,080     946,943
                                   ==========  ==========  ==========
 (a) Includes sales to the Steel
  Manufacturing Business             159,463     110,033     269,496
                                   ==========  ==========  ==========
Steel Manufacturing Business
 Sales Prices ($/NT)
   Average                        $      534  $      517  $      525

 Sales Volume (NT)
   Rebar                              55,956      62,302     118,258
   Coiled Products                    56,679      50,391     107,070
   Merchant Bar and Other             13,703      11,957      25,660
                                   ----------  ----------  ----------
     Total                           126,338     124,650     250,988
                                   ==========  ==========  ==========
Joint Ventures Ferrous Recycled
 Metal Sales Volume
 Processed (LT)                      929,667   1,049,572   1,979,239
 Brokered (LT)                       750,034     721,623   1,471,657
                                   ----------  ----------  ----------
                                   1,679,701   1,771,195   3,450,896
                                   ==========  ==========  ==========
Auto Parts Business
 Number of retail locations at
  end of quarter                          26          30          NA


                                                  Q1 FY04    Q2 FY04
                                                ----------  ----------
Metals Recycling Business
 Ferrous Recycled Metal Sales
  Prices ($/LT)
   Domestic                                    $      135  $      168
   Export                                      $      144  $      154
   Average                                     $      140  $      158

 Ferrous Sales Volume (LT)
   Domestic Processed(a)                           99,781     105,371
   Domestic Brokered(a)                            73,366      40,658
   Export                                         235,481     355,304
                                                ----------  ----------
     Total(a)                                     408,628     501,333
                                                ==========  ==========
 (a) Includes sales to the Steel
  Manufacturing Business                          157,989     131,837
                                                ==========  ==========
Steel Manufacturing Business
 Sales Prices ($/NT)
   Average                                     $      310  $      351

 Sales Volume (NT)
   Rebar                                           91,204      89,699
   Coiled Products                                 55,171      54,111
   Merchant Bar and Other                          16,219      18,499
                                                ----------  ----------
     Total                                        162,594     162,309
                                                ==========  ==========
Joint Ventures Ferrous Recycled
 Metal Sales Volume
 Processed (LT)                                   674,622     827,787
 Brokered (LT)                                    677,395     623,077
                                                ----------  ----------
                                                1,352,017   1,450,864
                                                ==========  ==========
Auto Parts Business
 Number of retail locations at
  end of quarter                                       23          23


                                     Q3 FY04     Q4 FY04      FY04
                                   ----------- ----------- -----------
Metals Recycling Business
 Ferrous Recycled Metal Sales
  Prices ($/LT)
   Domestic                        $      228  $      186  $      179
   Export                          $      243  $      208  $      187
   Average                         $      237  $      199  $      184

 Ferrous Sales Volume (LT)
   Domestic Processed(a)              112,310     142,198     459,660
   Domestic Brokered(a)                52,627      49,333     215,984
   Export                             280,493     298,484   1,169,762
                                    ----------  ----------  ----------
     Total(a)                         445,430     490,015   1,845,406
                                    ==========  ==========  ==========
 (a) Includes sales to the Steel
  Manufacturing Business              158,314     169,459     617,599
                                    ==========  ==========  ==========

Steel Manufacturing Business
 Sales Prices ($/NT)
   Average                         $      448  $      511  $      404

 Sales Volume (NT)
   Rebar                               71,069      88,462     340,434
   Coiled Products                     66,250      57,826     233,358
   Merchant Bar and Other              17,510      16,039      68,267
                                    ----------  ----------  ----------
     Total                            164,210     178,015     642,059
                                    ==========  ==========  ==========
Joint Ventures Ferrous Recycled
 Metal Sales Volume
 Processed (LT)                     1,086,024     993,326   3,581,759
 Brokered (LT)                        620,640     754,981   2,676,093
                                    ----------  ----------  ----------
                                    1,706,664   1,748,307   6,257,852
                                    ==========  ==========  ==========
Auto Parts Business
 Number of retail locations at
  end of quarter                           26          26          NA


Note: Price information is shown after a reduction for the cost of freight incurred to deliver the product to the customer



    CONTACT: Schnitzer Steel Industries, Inc.
             Financial Contact: Barry Rosen, 503-323-2720
             Press Contact: Tom Zelenka, 503-323-2821 www.schnitzersteel.com